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Exhibit 99.1

WellCare Appoints H. James Dallas to Board of Directors

TAMPA, Fla. (Sept. 29, 2016) — WellCare Health Plans, Inc. (NYSE: WCG) announced today it appointed H. James Dallas (“James”), founder of James Dallas & Associates and former senior vice president of quality and operations for Medtronic, Inc., to its board of directors.

"We are delighted to welcome James to our board," said Christian P. Michalik, WellCare’s chairman of the board. "He brings strong leadership experience as well as a deep understanding of information technology, risk and change management strategy, which will support WellCare’s focus on providing high-quality care and services to its members and cost-effective health care solutions to its government customers."

“I’m honored to join WellCare’s board of directors, and I look forward to supporting the company’s mission to help millions of families, children, seniors and individuals with complex medical needs live better, healthier lives,” said Dallas.
Prior to founding his own consulting firm, Dallas served as senior vice president of quality and operations at Medtronic, a global medical technology company. Dallas, who joined Medtronic in 2006, previously served as the company’s senior vice president and chief information officer. Before joining Medtronic, he served with Georgia-Pacific Corporation, a pulp and paper company for 22 years, where he held a series of positions of increasing responsibility in operations and information technology, ending as vice president and chief information officer.

Dallas is a member of the board of directors of KeyCorp, a publicly held bank holding company; Capella Education Company, an online post-secondary education services company; Grady Memorial hospital, a nonprofit hospital system in Atlanta; and the Atlanta Community Food Bank. He earned a B.S. from the University of South Carolina Aiken and an M.B.A. from Emory University. He is also the author of the book Mastering the Challenges of Leading Change: Inspire the People and Succeed Where Others Fail.

About WellCare Health Plans, Inc.
Headquartered in Tampa, Fla., WellCare Health Plans, Inc. (NYSE: WCG) focuses exclusively on providing government-sponsored managed care services, primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, to families, children, seniors and individuals with complex medical needs. WellCare serves approximately 3.8 million members nationwide as of June 30, 2016. For more information about WellCare, please visit the company's website at www.wellcare.com or view the company's videos at https://www.youtube.com/user/WellCareHealthPlan.

CONTACTS:

Media	Investors
Crystal Warwell Walker	Angie McCabe
813-206-2697	813-206-4421
crystal.walker@wellcare.com	angie.mccabe@wellcare.com

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